THE OTC SELECT-100 FUND, INC.

                 ARTICLES OF AMENDMENT

        The OTC Select-100 Fund, Inc., a Maryland corporation having its principal office in Maryland at Baltimore, Maryland
(hereinafter called the "Corporation"), hereby certifies to the
State Department of Assessments and Taxation of Maryland that:

        FIRST:  The Charter of the Corporation is hereby amended by striking out Article I and inserting in lieu thereof the
following:

                        ARTICLE I

                          Name
                          ----

        The name of the Corporation (which is hereinafter called the
"Corporation") is The Caldwell & Orkin Funds, Inc.

        SECOND:  The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of
Directors and approved by the stockholders of the Corporation at a meeting duly called and held.

        IN WITNESS WHEREOF, The OTC Select-100 Fund, Inc. has caused these presents to be signed in its name and on its behalf by its
President and attested by its Secretary.

                                  THE OTC SELECT-100 FUND, INC.

                                   /s/ Michael B. Orkin
                                  Michael B. Orkin, President

ATTEST:

/s/ Judith Corn Mahorner
Judith C. Mahorner, Secretary